EXHIBIT 99.1

Educational Development Corporation Announces Eighth Amendment to Loan Agreement Which Reduces Borrowing Rate and Releases Guaranty

TULSA, Okla., June 21, 2018 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today announced the execution of the Eighth Amendment to Loan Agreement.

Randall White, CEO of Educational Development Corporation, announced that the Company has executed the Eighth Amendment to the Loan Agreement with its primary lender.  The Amendment modifies the Loan Agreement, extending the termination date until August 15, 2019, reduces the interest rate pricing grid for all floating rate borrowings covered by the Loan Agreement, establishes a new $3,000,000 advancing term loan to be used for capital expenditures to increase daily shipping capacity, releases the personal Guaranty of Randall W. White and Carol White, along with other loan covenant requirements being lessened.

Per Mr. White, “We are pleased to announce that the continued financial improvements we have made over the past year have had a positive impact with our bank.  The changes with our bank over the last year to increase our line and reduce our effective borrowing rate, among other positive changes, reflect their continued support and desire to work with us on a go forward basis.  We look forward to the improved profitability from these changes on our current fiscal year as well as years to come.”

About Educational Development Corporation
EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via retail outlets and by direct sales consultants nationally.

Contact:
            Educational Development Corporation
            Randall White, (918) 622-4522